As filed with the Securities and Exchange Commission on October 18, 2021

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AIRSPAN NETWORKS HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	85-2642786
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

777 Yamato Road, Suite 310 Boca Raton, Florida	33431
(Address of Principal Executive Offices)	(Zip Code)

Airspan Networks Holdings Inc. 2021 Stock Incentive Plan

(Full title of the plan)

David Brant

Chief Financial Officer

777 Yamato Road, Suite 310

Boca Raton, Florida 33431

(Name and address of agent for service)

(561) 893-8670
(Telephone number, including area code, of agent for service)

With copies to:

Brian R. Rosenau Clint Foss Dorsey & Whitney LLP 51 West 52nd Street New York, New York 10019 (212) 415-9200	Christopher J. Riley General Counsel Airspan Networks Holdings Inc. 777 Yamato Road, Suite 310 Boca Raton, Florida 33431 (561) 893-8670

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.0001 per share(3)	4,257,718	$6.45	$27,462,281.10	$2,545.76

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of the Registrant’s common stock, par value $0.0001 per share (“Company common stock”), that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and 457(c). The proposed maximum offering price per share is based upon the average of the high and low prices of a share of Company common stock reported on NYSE American LLC on October 13, 2021.

(3)	Represents shares of Company common stock issuable pursuant to the Airspan Networks Holdings Inc. 2021 Stock Incentive Plan.

PART I.

INFORMATION REQUIRED IN THE section 10(a) prospectus

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents will not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents Airspan Networks Holdings Inc. (the “Company,” “us,” “we” and “our”) filed with the Commission are hereby incorporated in this registration statement by reference:

(a)	The Company’s prospectus filed with the Commission on September 20, 2021, pursuant to Rule 424(b) of the Securities Act, relating to the Company’s Registration Statement on Form S-1 (File No. 333- 259446), which contains the Company’s audited financial statements for the Company’s latest fiscal year for which such statements have been filed;

(b)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 31, 2021 and as amended on May 14, 2021;

(c)	The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, and June 30, 2021, filed with the Commission on May 18, 2021, and August 12, 2021, respectively;

(d)	The Company’s Current Reports on Forms 8-K and 8-K/A filed with the Commission on March 8, 2021, March 12, 2021, March 17, 2021, April 12, 2021, May 6, 2021 (both forms filed on such date), May 14, 2021 (both forms filed on such date), May 26, 2021, May 27, 2021, June 10, 2021, June 25, 2021, June 29, 2021, July 1, 2021, July 26, 2021, August 2, 2021, August 11, 2021 and August 19, 2021 (except for any portions of such Current Reports on Forms 8-K and 8-K/A furnished pursuant to Item 2.02 and/or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission); and

(e)	The description of Company common stock contained in our Registration Statement on Form 8-A (File No. 001-39679) filed with the Commission on October 29, 2020, including any amendment or report filed for the purpose of updating such description.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (except for any portion furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or any other portion deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules), shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery of the State of Delaware or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Our second amended and restated certificate of incorporation (the “Certificate of Incorporation”) provides that, to the fullest extent permitted by the DGCL, none of our directors shall be personally liable to the Company or our stockholders for monetary damages for any breach of fiduciary duty as a director. In addition, our Certificate of Incorporation provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of any of our directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Our Certificate of Incorporation further provides that any repeal or modification of the foregoing provisions by our stockholders will not adversely affect any right or protection of our directors with respect to any acts or omissions occurring prior to the time of such repeal or modification.

Our Certificate of Incorporation provides that each person who is or was our director or officer or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executors, administrators or estate of such person) will be indemnified and advanced expenses by the Company, in accordance with our amended and restated bylaws (the “Bylaws”), to the fullest extent authorized or permitted by the DGCL, as it may be amended (but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than said law permitted us to provide prior to such amendment), or any other applicable laws.

Our Bylaws provide that we will indemnify and hold harmless each person who is or was serving as our director or officer or who, serving as our director or officer, is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which the person is a party or is threatened to be made a party because of such service, and that we will make advances of expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding, to the fullest extent permitted by law. However, our Bylaws also provide that no such indemnity will be made in respect of any matter as to which a director or officer has been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

Our Bylaws further provide that if the DGCL is amended to authorize further indemnification of directors or officers, then our directors and officers will be indemnified to the fullest extent permitted by the DGCL.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and our Certificate of Incorporation and Bylaws.

We also maintain a general liability insurance policy, which will cover certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Commission on August 19, 2021)
4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed with the Commission on August 19, 2021)
5.1	Opinion of Dorsey & Whitney LLP
23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
23.2	Consent of Marcum LLP
23.3	Consent of Grant Thornton LLP
24.1	Power of Attorney (included in signature page)
99.1	Airspan Networks Holdings Inc. 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.11 to our Registration Statement on Form S-4 (File No. 333-256137), filed with the Commission on May 14, 2021)

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on this 18th day of October, 2021.

AIRSPAN NETWORKS HOLDINGS INC.

By:	/s/ Eric Stonestrom
Name: Eric Stonestrom
Title: Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Eric Stonestrom and David Brant, acting alone or together with another attorney-in-fact, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric Stonestrom	President, Chief Executive Officer and Director	October 18, 2021
Eric Stonestrom	(Principal Executive Officer)

/s/ David Brant	Senior Vice President and Chief Financial Officer	October 18, 2021
David Brant	(Principal Financial Officer and Principal Accounting Officer)

Director
Thomas S. Huseby

/s/ Bandel L. Carano	Director	October 18, 2021
Bandel L. Carano

/s/ Michael T. Flynn	Director	October 18, 2021
Michael T. Flynn

/s/ Scot B. Jarvis	Director	October 18, 2021
Scot B. Jarvis

/s/ Michael Liebowitz	Director	October 18, 2021
Michael Liebowitz

Director
Mathew Oommen

/s/ Dominique Trempont	Director	October 18, 2021
Dominique Trempont

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Commission on August 19, 2021)
4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed with the Commission on August 19, 2021)
5.1	Opinion of Dorsey & Whitney LLP
23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
23.2	Consent of Marcum LLP
23.3	Consent of Grant Thornton LLP
24.1	Power of Attorney (included in signature page)
99.1	Airspan Networks Holdings Inc. 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.11 to our Registration Statement on Form S-4 (File No. 333-256137), filed with the Commission on May 14, 2021)